UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2015

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to Credit Facility

On June 26, 2015, in anticipation of the proposed listing of its common stock on a national stock exchange, American Realty Capital Healthcare Trust II, Inc. (the “Company”) entered into that certain Second Amendment to Senior Secured Revolving Credit Agreement and Other Loan Documents (the “Second Amendment”) by and among American Realty Capital Healthcare Trust II Operating Partnership, L.P., the Company’s operating partnership, the Company, certain subsidiaries of the Company as subsidiary guarantors, and KeyBank National Association (“Keybank”), individually and as agent for itself and the other lenders party from time to time to the Senior Secured Revolving Credit Agreement by and among the same parties dated as of March 21, 2014 (the “Credit Agreement”), to amend certain terms of the Credit Agreement. As previously announced, an affiliate of Keybank has been engaged by the Company in connection with the Company’s evaluation of possible strategic alternatives including a listing of the common stock of the Company on a national exchange.

Pursuant to the Second Amendment, the Company’s existing facility under the Credit Agreement was amended to, among other things, increase the lenders’ total loan commitments from $200.0 million to $500.0 million, increase the amount to which the Company may request the total loan commitments be increased from up to $450.0 million to up to $750.0 million, and to extend the maturity date from March 21, 2017 to March 21, 2019 (or such earlier date on which the loans become due and payable in accordance with the terms of the Credit Agreement), with the option to further extend the maturity date removed. As of June 30, 2015, $135.0 million in indebtedness was outstanding under the Credit Agreement.

The Second Amendment also included other modifications to the terms of the Credit Agreement. Under the Credit Agreement, the change of control test for key management individuals had applied only after an internalization of the management of the Company, and the Second Amendment amended this test to apply at all times. The availability of borrowings under the Credit Agreement is based on a pool of eligible unencumbered real estate assets, and the Second Amendment made certain adjustments to the calculation of the borrowing base. In addition, modifications made in the Second Amendment to the covenant in the Credit Agreement limiting the Company’s ability to make distributions to its stockholders extended the end of the increased distributions limit period established in connection with the first amendment to the Credit Agreement entered into on September 18, 2014 from March 31, 2015 to September 30, 2016. Accordingly, limitations on distributions by the Company under the Credit Agreement are currently set at the greater of 125% of modified funds from operations or such distributions required to maintain the status of the Company as a REIT and will return to the greater of 95% of modified funds from operations or such distributions required to maintain the status of the Company as a REIT for the fiscal quarter ending December 31, 2016 and for periods thereafter. Furthermore, the definitions of EBITDA, funds from operations and modified funds from operations under the Credit Agreement, which relate to the calculation of the financial covenants, the borrowing base and the limitations on distributions, were modified in the Second Amendment to account for non-cash charges and one-time transaction costs related to the listing of the common stock of the Company on a national exchange.

The foregoing description of the Second Amendment is a summary only and is qualified in its entirety by reference to the complete text of the Second Amendment, a copy of which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the three months ended June 30, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Second Amendment is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Realty Capital Healthcare Trust II, Inc.

Date: July 2, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer and President